UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-151572

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-41051

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3D REGISTRATION STATEMENT NO. 333-20375

UNDER THE SECURITIES ACT OF 1933

MERCHANTS BANCSHARES, INC.

(Community Bank System, Inc. as successor by merger to Merchants Bancshares, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	03-0287342
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

275 Kennedy Drive

South Burlington, Vermont 05403

(802) 658-3400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark E. Tryniski

c/o Community Bank System, Inc.

President and Chief Executive Officer

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

(315) 445-2282

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrew P. Alin, Esq. Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 (212) 504-6000	George J. Getman, Esq. EVP and General Counsel Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-2282

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) remove from registration all securities registered under the following Registration Statements on Form S-3 and Form S-3D (collectively, the “Registration Statements”) filed by Merchants Bancshares, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

File No. 333-151572, which was filed with the SEC on June 11, 2008, registering common stock to be issued pursuant to the terms of the Company’s Dividend Reinvestment and Stock Purchase Plan that provides for adjustments in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends or similar transactions;

File No. 333-126153, which was filed with the SEC on November 11, 1997, registering common stock sold to the Company’s wholly-owned subsidiary Merchants Trust Company in a private transaction and at the market price of $14.125 per share (the average of the closing bid ($13.25) and asked ($15.00) prices on December 20, 1995) in connection with the amendment and termination of certain obligations of the Company to certain of its former officers and directors under two benefit and compensation plans of the Company; and

File No. 333-20375, which was filed with the SEC on January 24, 1997, registering common stock to be issued pursuant to the terms of the Company’s Dividend Reinvestment and Stock Purchase Plan that provides for adjustments in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

 On May 12, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 22, 2016, by and between Community Bank System, Inc., a Delaware corporation (“Community Bank System”), and the Company, the Company merged with and into Community Bank System as the surviving corporation (the “Merger”), whereupon the separate corporate existence of the Company ceased.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offerings, Community Bank System, as successor to the Company, hereby removes from registration the securities registered, but not sold as of the date hereof, under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York on May 15, 2017.

COMMUNITY BANK SYSTEM, INC. (as successor by merger to Merchants Bancshares, Inc.)

By:	/s/ George J. Getman
George J. Getman
EVP and General Counsel

*Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.